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                            FORM OF LOCK-UP AGREEMENT

_______________, 1999

HD Brous & Co., Inc.
As Representative of the Several Underwriters
c/o HD Brous & Co., Inc.
40 Cuttermill Road
Great Neck, New York  11021

         RE:      RADYNE COMSTREAM, INC. (THE "COMPANY")

Ladies & Gentlemen:

         The undersigned is or may become an owner of record or beneficially of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out a public offering of Units consisting of Common Stock and Warrants (the "Offering") for which you will act as the representative of the underwriters. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you and the other underwriters are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

         In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of HD Brous & Co., Inc. (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract, or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for, or convertible into, shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned, or publicly announce the undersigned's intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date __________ after the date of the Prospectus. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock, or securities convertible into, or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

         With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of any Common Stock owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.




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         This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

By:
   _________________________________________
         (Print name of stockholder)

Signature:__________________________________

Indicate how shares held:___________________

____________________________________________

____________________________________________

____________________________________________
(indicate capacity of person signing if
signing as custodian, trustee, or on behalf of an entity)